March 2021 Fourth Quarter 2020 Earnings Call Exhibit 99.2

Forward Looking Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “anticipates”, “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission and available on the Partnership’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. 2

CrossAmerica Business Overview Charles Nifong, CEO & President 3

4Q and Full Year Operating Results 4 Volumes benefited from recent transactions but impacted by COVID-19 throughout the year Wholesale fuel gross profit driven by both an increase in volume and strong fuel margin per gallon Rental gross profit down due to termination of leases in connection with acquisition of retail and wholesale assets Increase in expenses reflect closed asset exchanges and acquisitions during 2020 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Full Year 2020 Highlights Wholesale Segment – Gross Profit increase of 19% Margin (cents per gallon) increased 28% year-over-year from 7.2 cents to 9.2 cents per gallon (an historical high for the partnership) Despite COVID-19, fuel volume increased 11% with over 1.1 billion gallons distributed during the year Optimized low margin portfolio and improving pricing capability Rent represented 32% of the Wholesale Segment gross profit Retail Segment – Gross Profit increase of 146% Increase primarily driven by acquisition completed in April With this transaction, we reestablished a retail capability that enables us to pursue a broader range of acquisition opportunities and provides greater flexibility for optimizing the class of trade for each asset in our portfolio Operating 150 convenience stores at year end 208 commission agent sites at year end 5

CROSSAMERICA PARTNERS LP

Fourth Quarter 2020 Earnings Call March 2021

Full Year 2020 Highlights

- **Equity Restructuring - Elimination of the Incentive Distribution Rights ("IDRs")**
  - On January 15, 2020, the Partnership entered into an Equity Restructuring Agreement#
  - Pursuant to the agreement, all of the outstanding IDRs of the Partnership were cancelled and converted to 2,528,673 newly-issued common units
  - The transaction was completed on February 6, 2020

- **Completed the NWF/17.5% CST Fuel Supply Exchange with Couche-Tard/Circle K**
  - Entered into an asset exchange agreement as of 11/19/19*:
    - The asset exchange transaction was completed on March 25, 2020
    - Couche-Tard/Circle K transferred U.S. wholesale fuel supply contracts covering 331 sites and 33 fee and leasehold properties to CrossAmerica along with $14 million in cash at the closing of the exchange
    - CrossAmerica transferred its entire 17.5% non-controlling limited partner interest in CST Fuel Supply LP to Couche-Tard/Circle K

#Additional details regarding the elimination of the incentive distribution rights ("IDRs") are included in a press release and Form 8-K filings, issued on January 15 and 16, and February 7, 2020, respectively, and available on the CrossAmerica website at www.crossamericapartners.com.

*Additional details regarding the agreements between Couche-Tard and CrossAmerica are included in a joint (Couche-Tard and CrossAmerica) press release and Form 8-K filing, issued on November 19 and 21, 2019 and March 26 and 27, 2020, respectively, and available on the CrossAmerica website at www.crossamericapartners.com.

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CROSSAMERICA PARTNERS LP
Fourth Quarter 2020 Earnings Call March 2021

Full Year 2020 Highlights

- **Completed the acquisition of retail/wholesale assets that was announced on January 15, 2020***
  - Includes retail operations at 169 sites (154 company operated sites and 15 commission sites)
    - Transaction closed on April 14, 2020
    - Wholesale fuel supply to 110 sites, including 53 third-party wholesale dealer contracts
    - Leasehold interest at 62 sites
- **Completed four asset exchange transactions with Circle K**
  - Entered into the asset exchange agreement as of 12/17/18#
  - Third Tranche – February 25, 2020
  - Fourth Tranche – April 7, 2020
  - Fifth Tranche – May 5, 2020
  - Completed the final exchange of assets on September 15, 2020

*Additional details regarding the definitive agreement to acquire retail/wholesale assets from entities affiliated with Joe Topper, Chairman of CrossAmerica, are included in a press release and Form 8-K filings, issued on January 15 and 16 and April 17, 2020, respectively, and available on the CrossAmerica website at www.crossamericapartners.com.

#Additional details regarding the asset exchange agreement are included in a joint (Couche-Tard and CrossAmerica) press release and Form 8-K filing, both issued on December 17, 2018, along with Form 8-K filings issued on May 22, 2019, September 5, 2019, February 26, 2020 , April 8, 2020 and September 15, 2020 and on Form 10-Q for the quarter ended March 31, 2020 filed on May 6, 2020 and available on the CrossAmerica website at www.crossamericapartners.com.

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Strategy & Objectives for 2021 With the completion of the acquisition and asset exchanges in 2020, we will continue to optimize the operations of the acquired assets We will continue to work to provide better experiences and better service to all of our customer base We will continue to strengthen our relationships with our supply partners We will continue to focus on our real estate rationalization plan The Partnership has grown through acquisitions and will continue to look for attractive opportunities in the future 8

CrossAmerica Financial Overview Eric Javidi, Chief Financial Officer 9

4Q and Full Year Results Summary 10 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Capital Strength Leverage, as defined under our credit facility, was 4.06X as of December 31, 2020 Strong liquidity position with notional borrowing capacity of $233 million under the $750 million revolving credit facility Maintain Distribution Rate Distributable Cash Flow of $102.5 million for the full year 2020 and $26.2 million for the three-month period ended December 31, 2020 Distribution rate of $0.5250 per unit ($2.10 per unit annualized) attributable to the fourth quarter of 2020 Improved coverage ratio to 1.31 times for the full year 2020 from 1.11 times in 2019 Capital Expenditures A total of $37.1 million of capital expenditures during 2020 with $33.5 million of growth capex Growth capital projects include dispenser upgrades, EMV upgrades and rebranding of sites Coverage and Leverage Goals Continue to manage debt levels with target leverage range of 4.0x – 4.25x Long-term goal is to continue to improve our coverage and attain at least a 1.2x-1.3x coverage ratio 11 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Appendix Fourth Quarter 2020 Earnings Call 12

Non-GAAP Financial Measures 13 Non-GAAP Financial Measures We use non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to us before deducting interest expense, income taxes and depreciation, amortization and accretion, which includes certain impairment charges. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and operating expenses payable to affiliates of the general partner, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess our operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess our ability to generate cash sufficient to make distributions to our unitholders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

CROSSAMERICA PARTNERS LP

Fourth Quarter 2020 Earnings Call March 2021

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Net income available to limited partners	$ 8,960	$ 4,124	$ 107,323	$ 17,543
Interest expense	3,404	5,895	16,587	27,000
Income tax benefit	(4,080)	(540)	(7,948)	(1,230)
Depreciation, amortization and accretion	16,875	15,412	68,742	55,032
EBITDA	25,159	24,891	184,704	98,345
Equity-based employee and director compensation expense	89	699	172	1,246
(Gain) loss on dispositions and lease terminations, net (a)	(1,687)	(525)	(80,924)	1,648
Acquisition-related costs (b)	886	521	3,464	2,464
Adjusted EBITDA	24,447	25,586	107,416	103,703
Cash interest expense	(3,144)	(5,644)	(15,545)	(25,973)
Sustaining capital expenditures (c)	(1,737)	(1,177)	(3,529)	(2,406)
Current income tax benefit (d)	6,674	10	14,126	4,799
Distributable Cash Flow	$ 26,240	$ 18,775	$ 102,468	$ 80,123
Weighted average diluted common units	37,868	34,449	37,369	34,485
Distributions paid per limited partner unit (e)	$ 0.5250	$ 0.5250	$ 2.1000	$ 2.1000
Distribution Coverage Ratio (f)	**1.32x**	**1.04x**	**1.31x**	**1.11x**

(a) CrossAmerica recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $19.3 million for the twelve months ended December 31, 2020. The Partnership also recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $2.5 million and $6.4 million for the three and twelve months ended December 31, 2020, respectively. During the twelve months ended December 31, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. Also, during the twelve months ended December 31, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b) Relates to certain acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica's sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Consistent with prior divestitures, the current income tax benefit in 2020 and 2019 excludes income tax incurred on the sale of sites. 2020 and 2019 also include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the asset exchanges with Circle K as well as certain dispenser upgrades and rebranding costs.

(e) On January 21, 2021, the Board approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2020. The distribution was paid on February 9, 2021 to all unitholders of record on February 2, 2021.

(f) The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

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